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Exhibit 99.4

May 30, 2008

Board of Directors of
DG FastChannel, Inc.
750 West John Carpenter Freeway, Suite 700
Irving, Texas 75039

Ladies and Gentlemen:

        We hereby consent to the inclusion in the Registration Statement on Form S-4 (the "Registration Statement") of DG FastChannel, Inc., and in the Joint Proxy Statement/Prospectus of DG FastChannel, Inc. and Enliven Marketing Technologies Corporation, which is part of the Registration Statement, relating to the proposed merger of DG FastChannel, Inc. and Enliven Marketing Technologies Corporation, of our opinion dated May 7, 2008 appearing as Appendix B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "Summary—Fairness Opinions of Financial Advisors," "The Merger—Background of the Merger," "The Merger—Fairness Opinion of Financial Advisor to DG FastChannel" and "The Merger—Recommendation of the Board of Directors of DG FastChannel; DG FastChannel's Reasons for the Merger."

        In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BMO CAPITAL MARKETS CORP.

BMO CAPITAL MARKETS CORP.

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  Exhibit 99.4